EXHIBIT 99.1

                               PRESS RELEASE
                               -------------


                                                         March 16, 2006

Philadelphia, Pennsylvania
FOR IMMEDIATE RELEASE


         PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES DECLARATION
                          OF QUARTERLY CASH DIVIDEND
         --------------------------------------------------------------


Prudential Bancorp, Inc. of Pennsylvania (the "Company") (Nasdaq: PBIP) announced today that its Board of Directors, at their meeting on March 15, 2006, declared a quarterly cash dividend of $0.04 per share on the common stock of the Company payable on April 28, 2006 to the shareholders of record at the close of business on April 13, 2006.

The Company also announced that its recently approved Dividend Reinvestment Plan (the "Plan") has been established and is now in effect. The Plan enables registered shareholders to automatically reinvest dividends in shares of company stock as they are paid, and also to purchase additional shares of common stock on a quarterly basis. Plan information and enrollment materials were recently distributed to all registered shareholders.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank, a Pennsylvania-chartered, FDIC-insured savings bank headquartered in Philadelphia, Pennsylvania. Prudential Savings Bank operates five full service offices located in Philadelphia and one office in Drexel Hill, Pennsylvania. At December 31, 2005, the Company had assets totaling $447.3 million, liabilities totaling $355.7 million and $91.6 million of shareholders' equity.

Contacts:

Thomas A. Vento, President and Chief Executive Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Joseph R. Corrato, Executive Vice President and Chief Financial Officer, Prudential Bancorp, Inc. of Pennsylvania, 215-755-1500.

Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.